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Contact:                                                FOR IMMEDIATE RELEASE
Lilly Donohue
(212) 798-6118

                Global Signal Announces Public Offering Pricing

SARASOTA, Fla., May 3 -- Global Signal, Inc. (NYSE:GSL) today announced that the public offering of 5,750,000 shares of its common stock was priced at $30.70 per share. All of the common stock will be issued and sold by Global Signal. In addition, Global Signal has agreed to grant to the underwriters an option to purchase 575,000 additional shares of common stock to cover over-allotments, if any, in the sale of its common stock. The offering is expected to close on May 9, 2005.

Morgan Stanley and Banc of America Securities LLC, the joint book running managers, are acting as representatives for the underwriters. Citigroup, Raymond James and Blaylock & Company Inc. are acting as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission. Copies of the prospectus related to the offering may be obtained from the prospectus department of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036 or from the prospectus department of Banc of America Securities LLC, 9 West 57th Street, 22nd Floor, New York, NY 10019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Global Signal currently owns or manages over 4,100 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements regarding the closing of the offering, the anticipated issuance of shares by Global Signal and other statements that are not historical facts. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal's expectations include, but are not limited to, (a) customary closing conditions, and (b) such other risk factors as may be discussed in the final prospectus relating to the offering and our latest annual report on Form 10-K filed March 31, 2005 and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Global Signal's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.